Exhibit 10.13(c)

KRATON POLYMERS LLC

One Rockefeller Plaza, 32nd Floor

New York, NY 10020

Mr Roger P Morgan

19 Twickenham Road

Teddington

Middlesex TW11 8AQ

United Kingdom

Dear Roger

Pension Arrangements

This letter is to confirm the pension arrangements between you and Kraton Polymers LLC (the Company). The Company has nominated a Group Personal Pension Scheme (the GPPS) which will provide money purchase benefits to you when you retire.

The Company will contribute an amount to the GPPS equivalent to a percentage of your basic salary (the Percentage) as determined by the Company from time to time. The Percentage is currently 22.5 per cent. of the earnings cap which is explained below. The Percentage shall only be varied in accordance with Company policy made applicable to other employees of the Company or its subsidiaries in the United Kingdom but the maximum percentage that may be contributed to the GPPS will never exceed that determined by law. There is a sliding scale of percentages of income based on age. The maximum amount that can be contributed in any one tax year is limited to the relevant maximum percentage multiplied by the lower of:

(a)	your Schedule E taxable earnings, and

(b)	the earnings cap.

The “earnings cap” is the statutory permitted maximum under section 590C of the Income and Corporation Taxes Act 1988. The earnings cap is fixed each year by the Inland Revenue.

Your present basic salary is in excess of the earnings cap. It has been agreed between you and the Company that the Company will pay you an amount of money each month that you are employed by the Company as determined in this letter in respect of your basic salary above the earnings cap (the Additional Benefit).

If the Company is sold, it will require the purchaser to agree to provide you with the value of the Additional Benefit and retirement benefits which are in aggregate no less favourable than those which you are entitled to at the date of the sale.

Additional Benefit

The Company will pay you a monthly amount equal to 1/12th of the Percentage times the excess of your basic salary over the earnings cap.

The Additional Benefit will be payable to you from 1 March 2001 notwithstanding the date of this Agreement.

Tax on Additional Benefit

The Additional Benefit will constitute additional taxable income in your hands.

The Company will deduct the associated income tax (including any employee national insurance contributions) from your remuneration and pay the deductions to the Inland Revenue. Insofar as may be necessary, your acceptance of the terms of this letter will also constitute authorisation to the Company to make such deductions from your remuneration.

English Law

This agreement is governed by English law. The Contract (Rights of Third Parties) Act 1999 shall not apply to this agreement and nobody other than you and the Company (including its nominee, agent or successor in title) may enforce its terms. However, this agreement may be varied, rescinded or terminated by agreement between the Company and you.

Please acknowledge your agreement to the terms set out in this letter by signing and returning the enclosed copy to me.

Yours sincerely

/s/ Ian K Snow
Ian K Snow
Kraton Polymers LLC

I agree that this Agreement constitutes the agreement between me and the Company.

/s/ Roger P Morgan
Roger P Morgan